Exhibit 10.109

January 24, 2007

Sam Goldfinger
The Smith & Wollensky Restaurant Group, Inc.
1114 First Avenue
New York, NY 10021

Re:  S&W New Orleans, LLC

Dear Mr. Goldfinger:

As a condition of the approval of the $2,000,000.00 loan made to S&W New Orleans, LLC on May 26, 2004 to Hibernia National Bank (now known as Capital One, N.A.), a Business Loan Agreement was executed of even date containing numerous Events of Default. One such event is as follows:

DEBT SERVICE COVERAGE COVENANT.  Borrower covenants and agrees with Lender that as long as this Note is in effect, Borrower shall maintain, at all times, a Debt Service Coverage of no less than 1.10X, where “Debt Service Coverage” is the result of the following formula: Cash Flow divided by Debt Service, where Cash Flow means the net income (loss) of Borrower for a period, plus any interest expense, plus any tax expense, plus any depreciation or amortization expense, recorded in that same period. Debt Service means, for a period, the sum of all scheduled principal and interest payments on debt (including any capitalized leases) during the period, including that portion of any long term debt that is due within the period. The determination of Net Income, the expense items, and debt payments shall be based on the Borrower’s financial statements, prepared in accordance with Generally Accepted Accounting Principles (GAAP), submitted to Lender with the degree of diligence and timeliness as required herein or in any loan or other agreement relating to or governing repayment hereunder. Failure to comply with this provision shall constitute a default hereunder, and shall entitle Lender to exercise all remedies provided herein.

In conjunction with the continued closure of the Smith & Wollensky restaurant located in New Orleans on Poydras Street, as a direct result of Hurricane Katrina and the aftermath thereof, which hit the New Orleans area on or around August 30, 2005, the above Debt Service Coverage Covenant is hereby waived for the above referenced loan to S&W New Orleans, LLC for Fiscal Yearend 2007.

The above waived covenant applies only to the period specified and does not apply to any other listed covenants in the Business Loan Agreement or any other financial periods of time.

In addition, it is understood that The Smith & Wollensky Restaurant Group, Inc. will continue to seek a buyer for the location, at which time the loan would be retired in full.

Should you have any questions, please do not hesitate to call me at the number listed below.

Sincerely,

/s/ Michael L. Galloway
Michael L. Galloway
Senior Vice President
DFW-Metro Business Banking

CAPITAL ONE, N.A.               4245 N CENTRAL EXPWY, SUITE 245          DALLAS, TEXAS 75205                  972-364-6327